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                                                                    EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS ANNOUNCES PARTIAL EXERCISE OF UNDERWRITER OVER-ALLOTMENT OPTION OF PUBLIC OFFERING


CLEVELAND, Ohio, August 3, 2004 -- Brush Engineered Materials Inc. (NYSE: BW) announced today that the underwriters of its recent public offering of 2.05 million primary shares of common stock and 115,000 secondary shares of common stock issued by selling shareholders have also purchased an additional 200,000 primary shares of common stock pursuant to the partial exercise of their over allotment option for a total purchase of 2,250,000 primary shares of common stock.

Brush intends to use the proceeds from the offering to repay a portion of the amounts outstanding under the credit facilities that are part of the refinancing Brush completed in December 2003. Any remaining net proceeds will be used for working capital and general corporate purposes.

KeyBanc Capital Markets, a division of McDonald Investments Inc., acted as the lead managing underwriter and Jeffries & Company, Inc., BB&T Capital Markets, a division of Scott & Stringfellow, Inc., and Wm Smith Securities, Incorporated acted as co-managing underwriters. Copies of the final prospectus relating to the offering may be obtained from KeyBanc Capital Markets at McDonald Investment Center, 800 Superior Avenue, Cleveland, Ohio 44114.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:                                                Media:
----------                                                ------

Michael C. Hasychak                                  Patrick S. Carpenter
(216) 383-6823                                       (216) 383-6835

http://www.beminc.com